Exhibit 16.1

Ernst & Young LLP 1 More London Place London SE1 2AF Tel: 020 7951 2000 Fax: 020 7951 1345 www.ey.com/uk

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 United States of America	June 12, 2013

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 12, 2013, of Virgin Media Inc. and are in agreement with the statements contained in the third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely yours,

/s/ Ernst & Young LLP

London, England

The UK firm Ernst & Young LLP is a limited liability

partnership registered in England and Wales with

registered number OC300001 and is a member firm of

Ernst & Young Global Limited. A list of members’ names

is available for inspection at 1 More London Place,

London SE1 2AF, the firm’s principal place of business

and registered office.